RENTPATH HOLDINGS, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL INFORMATION
FOR THE PERIOD ENDED MARCH 31, 2021

RENTPATH HOLDINGS, INC AND SUBSIDIARIES
Debtors-In-Possession
Condensed Consolidated Balance Sheet (Unaudited)
(Dollars in thousands, except per share data)

March 31, 2021

Assets
Current assets
Cash and cash equivalents	$60,369
Restricted cash	17,144
Accounts receivable (net of allowance for doubtful accounts of $1,500)	6,939
Prepaid expenses and other	7,324
Total current assets	91,776
Property and equipment (net of accumulated depreciation and amortization of $91,924)	21,495
Intangible assets, net	109,593
Goodwill	307,705
Total assets	530,569
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	5,124
Accrued expenses and other	36,817
Debtors-in-possession financing	88,593
Total current liabilities	130,534
Deferred tax liability, net	12,988
Other non-current liabilities	6,367
Liabilities subject to compromise	712,993
Total liabilities	862,882
Commitments and contingencies (Note 5)
Stockholders’ deficit
Common stock - $0.01 par value; 500,000,000 shares authorized; 411,743,505 shares issued and outstanding	4,117
Additional paid-in capital	176,921
Accumulated deficit	(513,351)
Total stockholders’ deficit	(332,313)
Total liabilities and stockholders’ deficit	$530,569
The accompanying notes are an integral part of these condensed consolidated financial statements.

RENTPATH HOLDINGS, INC AND SUBSIDIARIES
Debtors-In-Possession
Condensed Consolidated Statement of Net Income (Unaudited)
(Dollars in thousands)

Three Months Ended
March 31, 2021

Revenue, net	$42,924
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization of property and equipment)	3,929
Marketing and selling	28,032
General and administrative expenses	7,701
Depreciation and amortization of property and equipment	4,717
Amortization of intangible assets	424
Reorganization costs	21,155
Interest expense	1,482
Other income, net	(52,037)
Total costs and expenses	15,403

Income from operations before provision for income taxes	27,521
Provision for income taxes	(330)
Net income	27,191
The accompanying notes are an integral part of these condensed consolidated financial statements.

RENTPATH HOLDINGS, INC AND SUBSIDIARIES
Debtors-In-Possession
Condensed Consolidated Statement of Changes in Stockholders’ Deficit (Unaudited)
(Dollars in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income, net	Total Stockholders' Deficit
	Shares	Par Value

Balance as of December 31, 2020	411,743,505	$4,117	$176,865	$(540,542)	$—	$(359,560)
Net income	—	—	—	27,191	—	27,191
Non-cash charges for stock-based compensation	—	—	56	—	—	56
Balance as of March 31, 2021	411,743,505	$4,117	$176,921	$(513,351)	$—	$(332,313)

The accompanying notes are an integral part of these condensed consolidated financial statements.

RENTPATH HOLDINGS, INC AND SUBSIDIARIES
Debtors-In-Possession
Condensed Consolidated Statement of Cash Flows (Unaudited)
(Dollars in thousands)

Three Months Ended
March 31, 2021

Operating activities:
Net income	$27,191
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,141
Stock-based compensation	56
Deferred income taxes	(184)
Bad debt expense	(4)
Change in operating assets and liabilities:
Accounts receivable, net	1,707
Prepaid expenses and other	(2,141)
Accounts payable	1,837
Accrued expenses and other	9,665
Net cash provided by operating activities	43,268
Investing activities:
Additions to property and equipment	(3,943)
Net cash used in investing activities	(3,943)
Financing activities:
Net cash provided by financing activities	—
Increase in cash, cash equivalents and restricted cash	39,325
Cash, cash equivalents and restricted cash, beginning of period	38,188
Cash, cash equivalents and restricted cash, end of period	$77,513

Supplemental information:
Cash paid for reorganization costs included in cash flows provided by operating activities	$9,062
Cash paid for interest, including interest on debt and derivative financial instruments, net	1,482
Cash paid for income taxes, net	1
Noncash investing and financing activities:
Accrued property and equipment acquisitions	$980
The accompanying notes are an integral part of these condensed consolidated financial statements.

RENTPATH HOLDINGS, INC AND SUBSIDIARIES
Debtors-in-Possession
Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

The accompanying condensed consolidated financial statements of RentPath Holdings, Inc. (“Holdings”) include the accounts of RentPath, LLC and its subsidiaries (collectively, “RentPath”). In these notes, unless the context specifies otherwise, Holdings and its subsidiaries, are referred to as the “Company.”

Holdings does not have independent operations, and, through its operating subsidiaries, is a digital marketing company focused on the residential rental real estate market. The Company’s listing sites, including ApartmentGuide.com, Rent.com, Rentals.com and LiveLovely.com, are targeted for the apartment and other rental property sectors of the residential real estate industry and are provided free to consumers through a combination of mobile and desktop platforms. The Company’s services also help simplify the renting process and offer innovative solutions for renters and property managers. Revenue is primarily derived from providing advertiser clients, principally property management companies, private owners/landlords and real estate professionals, with services that generate leads and leases.

Voluntary Reorganization Under Chapter 11

Key Events and Filing Under Chapter 11 of the United States Bankruptcy Code

During 2019, a continued shifting competitive landscape and increased competition from numerous sources resulted in declining revenues and necessitated an increase in the Company’s marketing spend and promotions to maintain the flow of leads. As a result, the Company’s profitability declined, leaving the Company with limited liquidity, highly leveraged and unable to make a mandatory $2.2 million repayment on its revolving credit facility. The failure to repay this balance resulted in the Company defaulting on its 2014 Bank Credit Facility agreement as discussed in Note 3, Borrowings.

On February 12, 2020 (the “Petition Date”), Holdings and each of its subsidiaries (collectively, “Debtors”) commenced with the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) voluntary cases under chapter 11 (“Chapter 11 Cases”) of title 11 of the United States Code (“Bankruptcy Code”). Certain of the Company’s prepetition lenders and the Company’s prepetition equity sponsors, committed to effectuate a Chapter 11 Plan (“Plan”) that contemplated the sale of substantially all of the Company’s assets pursuant to Restructuring Support Agreement (“RSA”), dated February 11, 2020.

Shortly after commencing the Chapter 11 Cases, the Debtors entered into an agreement with certain prepetition lenders to provide the Debtors with approximately $74.1 million of debtors-in-possession financing (“DIP Financing”) to pay ordinary-course operating expenses, finance the Chapter 11 Cases, and provide the Debtors with flexibility to consummate the transactions contemplated by the RSA. On March 10, 2020, the Bankruptcy Court entered an order approving the DIP Financing on a final basis.

Prior to commencing the Chapter 11 Cases, the Company entered into a stalking horse asset purchase agreement (“Stalking Horse APA”) with an affiliate of CoStar Group, Inc. (“CoStar”). As set forth in the Stalking Horse APA, the stalking horse bid provides for the going-concern sale of substantially all of the Company’s assets for an aggregate purchase price equal to $587.5 million in cash, plus the assumption of certain liabilities (the “Stalking Horse Bid”). The Stalking Horse Bid included a $58.8 million break-up fee (the “Break-Up Fee”) in which CoStar would pay the Company if the sale was not consummated and certain other conditions were met. Additionally, pursuant to the RSA, certain of the Company’s prepetition lenders agreed to backstop the Debtors’ sale process and, prior to commencing the Chapter 11 Cases, submitted a binding credit bid of First Lien Claims (“Credit Bid”) in the amount of $492.7 million for the Debtors’ business.

Other than the Stalking Horse Bid and the Credit Bid, the Debtors did not receive any additional bids by the bid deadline set forth in the procedures governing the Debtors’ sale process. Accordingly, on March 26, 2020, the Debtors filed a notice on the docket of the Chapter 11 Cases designating the Stalking Horse Bid as the successful bid and the Credit Bid as the back-up bid. The closing of the transaction contemplated by the Stalking Horse Bid was subject to various conditions, including approval by the Bankruptcy Court and certain regulatory approvals. On June 10, 2020, the Bankruptcy Court approved the Debtors’ plan, which contemplated the sale of the Debtors’ business to CoStar pursuant to the Stalking Horse APA or, in the alternative, if the Debtors were unable to consummate the Stalking Horse APA, the Credit Bid, which served as the back-up bid.

In April 2020, the Company and CoStar each received a request for additional information from the U.S. Federal Trade Commission (the “FTC”) with respect to the acquisition. The FTC’s additional request extended the waiting period imposed by the Hart-Scott Rodino Antitrust Improvements Act of 1976 until the parties completed the compliance process and the FTC completed its review of the substance of the parties’ submission. On July 29, 2020, CoStar exercised its option pursuant to the Stalking Horse APA to extend the date after which either the Company or CoStar may terminate the Stalking Horse APA if the transaction had not closed by August 12, 2020 (the “Outside Date”) for an additional three months until November 12, 2020 in exchange for payment of $7.5 million. On November 12, 2020, although the FTC process remained ongoing, CoStar elected not to exercise its option under the Stalking Horse Bid to further extend the Outside Date beyond November 12, 2020. Accordingly, the Outside Date passed on November 12, 2020. On November 30, 2020, the FTC commenced an administrative action and authorized an action in the United States District Court for the District of Columbia (which commenced on December 3, 2020), to block the Company’s proposed acquisition by CoStar. On December 29, 2020, the Company delivered a termination notice to CoStar terminating the Stalking Horse APA and requesting payment of the $58.8 million Break-Up Fee. On the same day, the Company provided notice of such termination to all parties in interest in the Chapter 11 Cases. In January 2021, CoStar filed a complaint commencing an adversary proceeding in the Chapter 11 Cases seeking, among other things, a declaration that the Company was not entitled to the Break-Up Fee. In February 2021, the Company and CoStar reached a settlement with respect to the Break-Up Fee, and in March 2021, the settlement was approved by the Bankruptcy Court and the Company received a $52.0 million Break-Up Fee from CoStar. The Company recorded the Break-Up Fee as other income, net in the condensed consolidated statement of net income.

Following the termination of the Stalking Horse APA, the Company once again began to review its strategic options, including whether to seek to consummate the Plan pursuant to the Credit Bid. In connection therewith, the Company and its advisors received outreach from multiple third parties interested in pursuing a sale of the Debtors’ business and the Debtors also contacted multiple other potential acquirers. After several weeks of extensive negotiations, the Debtors received multiple bids for the going concern sale of substantially all of the Debtors’ assets or interests in the Debtor entity owning all or substantially all of the Debtors’ assets, including a cash bid from Redfin Corporation (“Redfin”), a real estate brokerage company, for $608.0 million in cash, plus the assumption of certain liabilities (the “Third Party APA”).

The Debtors, the Board of Directors and the special committee of the Board of Directors determined that Redfin’s cash bid presented the most value-maximizing transaction possible and entered into the third party bid for the sale of interest in the Debtors’ entity owning all or substantially all of the Debtors’ assets in Holdings (“Third Party Sale Transaction”). The Third Party Sale Transaction would not include the accounts of RentPath, LLC and its subsidiaries.

On February 26, 2021, the Debtors filed an amended plan of reorganization (the “Amended Plan”) with the Bankruptcy Court pursuant to which the Debtors sought, among other things, to consummate the Third Party Sale Transaction.

On March 29, 2021, the waiting period for the FTC’s review of the Third Party APA expired, and on April, 1, 2021, the Debtors received approval of the Amended Plan and the Third Party Sale Transaction at the Bankruptcy Court’s confirmation and sale hearing.

On April 1, 2021, in connection with implementation of the Amended Plan pursuant to the Third Party Sale Transaction, Holdings, formed a Delaware limited liability company, RP Wind Down, LLC, which checked the box to be treated as a corporation effective as of the date of formation to serve as Wind Down Co under the Amended Plan.

On April 2, 2021, the Company satisfied the all of the conditions precedent to the effective date set forth within the Amended Plan such that the plan was substantially consummated (the “Effective Date”). Pursuant to the confirmed Amended Plan, the significant transactions that occurred on the Effective Date and the terms defined by the Amended Plan were as follows:
•Third Party Sale Transaction: The Debtors and Redfin consummated the Third Party Sale Transaction, pursuant to which following the discharge pursuant to Section 1141 of the Bankruptcy Code, the transfer of Acquired Assets free and clear of Liens (other than Permitted Liens) and Assumed Liabilities from RentPath, LLC and its subsidiaries to Holdings, and the transfer of Excluded Assets and Excluded Liabilities from the Debtors to RP Wind Down, LLC, Holdings transferred 100% of the interests in RP Wind Down, LLC to the Plan Administrator.
•DIP Claims: Claims associated with the DIP Financing were indefeasibly paid in full, in cash. Contemporaneously, the DIP Financing and related documents were deemed cancelled, all DIP commitments were deemed terminated, all DIP liens were automatically terminated, and all collateral subject to such DIP liens were automatically released.
•First Lien Claims: Each such holder received, up to the full amount of such holder’s allowed first lien claim, its pro rata share of the Sale Proceeds Distributable Consideration less the Second Lien Claims Recovery Cash Pool less the Second Lien Sale Distribution Recovery. In addition, on the Effective Date, the First Lien Credit Agreement and related documents were deemed cancelled, discharged and of no force or effect.
•Second Lien Claims: Each such holder received, its pro rata share of: (i) the Second Lien Claims Recovery Cash Pool and (ii) the Second Lien Sale Distribution Recovery. In addition, on the Effective Date, the Second Lien Credit Agreement and related documents were deemed cancelled, discharged and of no force or effect.
•General Unsecured Claims: Each such holder was paid in full in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.
•Holdings Equity Interests: Equity interests in Holdings were cancelled, released, and extinguished and there were no distributions for holders of Holdings equity interests.

On April 5, 2021, RentPath, LLC and each of its subsidiaries other than Consumer Source Holdings LLC merged into RP Wind Down, LLC.

Going Concern

During the Company’s bankruptcy proceedings and prior to the Bankruptcy Court’s entry of an order confirming the Debtors’ Amended Plan, the Company’s ability to continue as a going concern was contingent upon, among other things, its ability to develop and successfully implement a plan of reorganization and obtain creditor acceptance and confirmation under the Bankruptcy Code, and either (i) obtain exit financing sources sufficient to meet the Company’s future obligations or (ii) consummate a sale of the Company to a third party. The Company’s debt obligations and uncertainties related to the bankruptcy process raised substantial doubt about its ability to continue as a going concern.

As a result of the Bankruptcy Court’s confirmation of the Amended Plan and emergence from bankruptcy on April 2, 2021, management concluded there is no longer substantial doubt about the Company’s ability to continue as a going concern.

Summary of Significant Accounting Policies

Basis of Presentation

The Company prepares its unaudited interim condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and, therefore, do not include all information and disclosures required by GAAP for complete consolidated financial statements. These condensed consolidated financial statements reflect all normal and recurring adjustments which are, in the opinion of management, necessary to present fairly the Company’s consolidated results of the interim period.

Certain information and disclosures normally included in the Company’s annual consolidated financial statements have been condensed or omitted; however, the Company believes that the disclosures included herein are sufficient for a fair presentation of the information presented. These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2020. The Company’s significant accounting policies are set forth in Note 2 within those consolidated financial statements. The Company uses the same accounting policies in preparing interim condensed consolidated financial information and annual consolidated financial statements. There were no changes to the Company’s significant accounting policies during the three months ended March 31, 2021, except for the adoption of Accounting Standards Update (“ASU”) 2019-12, Income Taxes. See “Recent Accounting Pronouncements” below for further discussion.

All intercompany balances and transactions have been eliminated in consolidation.

Bankruptcy Accounting

The condensed consolidated financial statements have been prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”). ASC 852 requires the presentation of liabilities subject to compromise and certain other amounts relevant during Chapter 11 Cases.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to prepetition obligations which may be affected by the Chapter 11 process. These amounts represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 Cases. Differences between the liabilities the Company has estimated and the claims filed, will be investigated and resolved in connection with the claims resolution process. The Company will continue to evaluate these liabilities throughout the Chapter 11 Cases and adjust amounts as necessary. Such adjustments may be material.

The following table summarizes the components of liabilities subject to compromise included in the Company’s condensed consolidated balance sheet:

March 31, 2021

(Dollars in thousands)

Debt subject to compromise:
Revolving credit facility	$37,350
Term Loan - First Lien	479,750
Secured creditors’ claim - First Lien	4,772
Term Loan - Second Lien	170,000
Accrued interest	11,084
Accounts payable	1,850
Tax-related liabilities	4,577
Customer refund liabilities	2,900
Restructuring liabilities	562
Other accrued expenses	148
$712,993

Reorganization Costs

The Company has incurred and will continue to incur significant costs associated with the Chapter 11 Cases. Reorganization costs represent costs directly associated with the Chapter 11 Cases. Such costs primarily include professional fees and employee retention.

The following table summarizes the components of reorganization costs included in the Company’s condensed consolidated statement of net income:

Three Months Ended
March 31, 2021

(Dollars in thousands)

Professional fees	$16,971
Employee retention	3,251
Other	933
$21,155

Interest Expense

The Company discontinued recording interest on debt instruments classified as liabilities subject to compromise as of the Petition Date. The contractual interest expense on liabilities subject to compromise not accrued or recorded in the condensed consolidated statement of net income was $11.7 million, representing interest expense for the three months ending March 31, 2021.

Cash, Cash Equivalents and Restricted Cash

Management considers all highly liquid instruments purchased with an original maturity of 90 days or less to be cash equivalents. Restricted cash represents legally restricted amounts being held for deposits and professional fees.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Company’s condensed consolidated statement of cash flows:

March 31, 2021

(Dollars in thousands)

Cash and cash equivalents	$60,369
Restricted cash	17,144
$77,513

Other Comprehensive Income

There were no components of other comprehensive income during the three months ended March 31, 2021.

Recent Accounting Pronouncements

Adopted

Income Taxes. In December 2019, the FASB issued ASU 2019-12, Income Taxes. This ASU is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Accounting Standards Codification 740, Income Tax and also clarifies and amends existing guidance to improve consistent application.

The Company adopted ASU 2019-12 on January 1, 2021. The adoption did not have material impacts on the Company’s condensed consolidated financial statements.

To be Adopted

Leases. In February 2016, the FASB issued ASU 2016-02, Leases. This ASU requires lessees to recognize a right-of-use asset and a lease liability for virtually all leases (other than leases that meet the definition of a short-term lease). The liability to be recognized equals the present value of the future lease payments, while the asset is based on the liability, subject to adjustment (e.g., for initial direct costs). For purposes of the condensed consolidated statement of net income, the ASU retains a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those already existing.

The FASB subsequently issued multiple ASUs that amend ASU 2016-02 and provide additional implementation guidance and delayed the effective date.

This ASU is effective for reporting periods beginning after December 15, 2021, with early adoption permitted. The ASU may be adopted using a modified retrospective transition or adopted prospectively with a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption.

The Company will adopt ASU 2016-02 when required and is still assessing the impact this ASU will have on its condensed consolidated financial statements.

Reference Rate Reform. In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform. This ASU provides guidance, optional expedients and exceptions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued due to reference rate reform. The standard was effective upon issuance and can be applied through December 31, 2022. The Company has debt with interest rates that reference LIBOR, and therefore, will adopt this standard when LIBOR is discontinued.

Note 2. Accrued Expenses and Other and Other Non-Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

March 31, 2021

(Dollars in thousands)

Reorganization liabilities	$20,836
Accrued advertising-related liabilities	3,893
Payroll, commissions, and related employee benefits	5,866
Refund liabilities	1,880
Accrued professional fees	1,039
Tax-related liabilities	284
Other	3,019
$36,817

Other non-current liabilities consisted of the following:

March 31, 2021

(Dollars in thousands)

Deferred rent	$5,337
Payroll, commissions, and related employee benefits	1,030
$6,367

Note 3. Borrowings

DIP Financing

On February 14, 2020, the Bankruptcy Court entered an order approving new DIP Financing that, among other things, refinanced and effectively replaced the prepetition bank credit facilities. A final order approving the agreement was entered by the Bankruptcy Court on March 10, 2020. The maturity date of the DIP Financing was originally set for August 31, 2020. After notices to extend and the first amendment to the DIP Financing, the maturity date is set to expire June 30, 2021.

Upon the Company’s emergence from Chapter 11 bankruptcy, amounts outstanding under the DIP Financing will either be repaid in cash in full with a third-party sale of the Company or if a Credit Bid sale converted into an exit term loan facility, with a redemption premium of either
•3.5% if emergence date is prior to 90 days of the Petition Date or $2.6 million
•7.5% if emergence date is between 90 days and 179 days of the Petition Date or $5.5 million
•15.0% if emergence date is between 180 days and 359 days of the Petition Date or $11.1 million
•19.6% if emergence date is 360 days or greater of the Petition Date or $14.5 million
The original principal amount on the DIP Financing, not including any redemption premium, was $74.1 million. The emergence date was 360 days or greater. Therefore, the redemption premium of $14.5 million was accreted to the face value of the DIP Financing utilizing the effective interest method. As a result, the DIP Financing was $88.6 million as of March 31, 2021.

The following is a summary of the effective interest rate on the DIP Financing:

Facility	Applicable Rate	Rate Floor (if Applicable)	Applicable Margin at March 31, 2021	Approximate Interest Rate at March 31, 2021
DIP Financing	Eurodollar	1.00%	7.00%	8.00%

Prepetition Debt during the Chapter 11 Cases

Bank Credit Facilities

On December 17, 2014, the Company entered into a $725.0 million senior secured bank credit facility (the “2014 Bank Credit Facility”), which was originally comprised of the following three loan facilities (dollars in thousands):

Facility	Aggregate Commitments/Principal	Scheduled Maturity Date
Revolving credit facility (the "2014 Revolving Facility")	$50,000	December 17, 2019
2014 Senior Secured Term Loan - First Lien	$505,000	December 17, 2021
2014 Senior Secured Term Loan - Second Lien	$170,000	December 17, 2022

The Company entered into multiple agreements and amendments related to the 2014 Bank Credit Facility, including extending the maturity date for certain lenders in the 2014 Revolving Facility and reducing the total capacity of the 2014 Revolving Facility to $40.0 million.

The failure to make the $2.2 million repayment resulted in the Company defaulting on its 2014 Bank Credit Facility agreement. In connection with the Company’s Chapter 11 Cases, all prepetition debt amounts have been stayed and separately stated as part of liabilities subject to compromise. Their resolution will be based upon the requirements in the Plan. Given the uncertainties related to the resolution of the Chapter 11 Cases, all prepetition debt has been included at their contractual maturities.

At March 31, 2021, the Company had approximately $0.5 million in outstanding letters of credit, which are not included in the condensed consolidated balance sheet. The letters of credit are used to cover reimbursement obligations for the Company’s insurance carriers and certain of its real estate obligations. There are no additional contingent liabilities associated with these obligations as the underlying liabilities are already reflected in the Company’s condensed consolidated balance sheet. The letters of credit generally expire within one year from the date of issuance but have automatic renewal clauses.

The principal amounts outstanding on the Company’s borrowings, exclusive of borrowings under revolving credit facilities, consisted of the following:

March 31, 2021

(Dollars in thousands)

Principal amounts under term loans, net subject to compromise	$649,750
Less: amounts reclassified to liabilities subject to compromise	(649,750)
Total debt under term loans	$—

Note 4. Income Taxes

Income tax expense for the three months ended March 31, 2021 was $0.3 million, reflecting an effective tax rate of 1.2%. The effective tax rates are computed based on condensed consolidated income or loss before income taxes, and income tax expense is comprised of the following:

Three Months Ended
March 31, 2021

(Dollars in thousands)

Provision for tax expense on pre-tax income, adjusted for permanent differences	$(424)
Changes related to uncertain tax positions	(7)
Other miscellaneous adjustments	101
Provision for income taxes	$(330)

As of March 31, 2021, the Company maintained a partial valuation allowance against its net deferred tax assets. The Company may release additional valuation allowance in future periods when it can conclude that a greater portion of the net deferred tax assets is more likely than not to be realized. To the extent the Company reports taxable income in future periods, it intends to use its net operating loss carryforwards (“NOLs”), to the extent allowable, to offset that taxable income and reduce cash outflows for income taxes. The Company’s ability to use its federal and state NOLs and federal and state tax credit carryforwards may be subject to restrictions attributable to equity transactions in the future resulting from changes in ownership as defined under the Internal Revenue Code.

The total amount of unrecognized tax benefits as of March 31, 2021 was $2.4 million. As of March 31, 2021, the Company’s recorded liability for uncertain tax positions was $2.4 million, which includes $0.8 million of interest. The Company recorded charges for interest related to the unrecognized tax benefits of less than $0.1 million during the three months ended March 31, 2021. As a result of the Company’s Chapter 11 Cases, the accrual for income tax liabilities is included in liabilities subject to compromise in the condensed consolidated balance sheet as of March 31, 2021.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions, and the Company is routinely under audit by multiple tax authorities. The Company believes that its accrual for tax liabilities is adequate for all open audit years based on its assessment of many factors, including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and involves a series of complex judgments about future events.

Note 5. Commitments and Contingencies

Litigation-Related Matters

From time to time, the Company is involved in litigation arising out of the general conduct of its business, typically involving contract, employment, intellectual property or similar matters. At times, the Company initiates such litigation against others in order to protect or enforce its rights, and at other times, the litigation is defensive. The Company is not currently involved in any material litigation.

Indemnifications and Other Contingencies

The Company also has other contingent tax-related liabilities arising from positions taken with respect to certain tax filings. At March 31, 2021, the Company recorded reserves of $1.9 million for its tax-related contingencies in liabilities subject to compromise in the condensed consolidated balance sheet.

Note 6. Subsequent Events

In the preparation of its condensed consolidated financial statements, the Company has evaluated subsequent events through June 17, 2021.